EXHIBIT 10.1
SECOND AMENDMENT TO
EMPLOYMENT AGREEMENT
SECOND AMENDMENT (“Amendment”) dated as of January 1, 2018, to the Employment Agreement, dated as of October 27, 2008 (as amended February 27, 2015, the “Agreement”), between Arch Capital Group Ltd., a Bermuda corporation (the “Company”), and John D. Vollaro (the “Executive”).
WHEREAS, the Company and the Executive wish to amend the Agreement as set forth herein; and
NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive hereby agree as follows:
Effective for taxable years beginning on or after January 1, 2018, Section 4.03(e) of the Agreement shall be deleted in its entirety.
Effective for taxable years beginning on or after January 1, 2018, the following shall be deleted from the second sentence of Section 4.04 of the Agreement: “, on an after-tax basis,”, and any reimbursement pursuant to such sentence shall be made on a pre-tax basis.
Except as set forth herein, the Agreement shall continue in full force and effect in accordance with its terms, and all questions concerning the construction, validity and interpretation of this Amendment and the Agreement shall be construed and governed in accordance with the laws of Bermuda, without reference to the principles of conflict of laws thereof.
This Amendment may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all of which counterparts taken together will constitute one and the same agreement.
IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

Arch Capital Group Ltd.

By:	/s/ Marc Grandisson
Printed Name: Marc Grandisson
Title: President and Chief Executive Officer

By:	/s/ John D. Vollaro
John D. Vollaro